EXHIBIT 5

                                                                                  August 23, 2002

BNCCORP, Inc.
322 Main Street
Bismarck, North Dakota  58501

Gentlemen:

            We have acted as counsel for BNCCORP, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 125,000 shares of common stock, $.01 par value per share, and related preferred stock purchase rights pursuant to the terms of the BNCCORP, Inc. 2002 Stock Incentive Plan (the "Plan").

Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the shares covered by the Registration Statement have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

 Very truly yours,

                                                                                   /s/ Jones, Walker,  Waechter, Poitevent,
                                                                                    Carrére & Denégre, L.L.P.
                                                                                JONES, WALKER, WAECHTER,
                                                                               POITEVENT, CARRÈRE & DENÈGRE, L.L.P.